Exhibit 23.2

Independent Auditors’ Consent

The Board of Directors and Stockholders

Advanced Medical Optics, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-90950 and 333-109058) on Form S-8 and (No. 333-108719) on Form S-3 of Advanced Medical Optics, Inc. of our report dated February 20, 2003, with respect to the consolidated balance sheet of Advanced Medical Optics, Inc. and subsidiaries as of December 31, 2002, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows, for the years ended December 31, 2002 and 2001, and the related financial statement schedule, which report appears in the December 31, 2003, annual report on Form 10-K of Advanced Medical Optics, Inc.

Our report dated February 20, 2003, refers to a change in the method of accounting for goodwill and intangibles in 2002 and a change in the method of accounting for derivative instruments and hedging activities in 2001.

/s/ KPMG LLP

Orange County, California

March 12, 2004